Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Dragon Acquisition Corporation on Form S-1 filed on or about May 7, 2010, of our Auditors’ Report, dated March 23, 2010, on the consolidated balance sheet of Leewell Investment Group Limited and Subsidiaries as of December 25, 2009, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 25, 2009.

In addition, we consent to the references to us under the heading "Experts" in the Registration Statement.

/s/ MSPC
Certified Public Accountants and Advisors, A Professional Corporation
New York, NY

May 7, 2010